                                                            NEWS RELEASE

For Immediate Release
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com
Investor Contact: Mick Lucareli 262-636-8446 m.b.lucareli@na.modine.com

Modine Reports Third Quarter Results of Fiscal 2006, Year-to-Date Cash Flow Growth Continues, Full-Year Earnings Per Share Outlook Lowered

Racine, WI, January 18, 2006 - Modine Manufacturing Company (NYSE: MOD), a global leader in designing and developing heating and cooling solutions for diversified markets, announced today earnings from continuing operations of $13.1 million, or $0.38 per fully diluted share, in the third quarter of fiscal 2006 ended December 26, 2005. Modine reported earnings from continuing operations of $21.3 million, or $0.62 per fully diluted share in the prior year. The company’s current year and prior year third quarter results were both impacted by a number of factors, including rapidly accelerating commodity prices, warranty adjustments, foreign currency exchange rates, currency gains on intra-company loans, and effective tax rates.
Fiscal 2006 third quarter earnings from continuing operations were impacted by the repatriation in December of $84.8 million in cash from Europe to support Modine’s growing businesses in North America and utilize a lower tax rate available under the Jobs Creation Act. The repatriation generated taxes of approximately $2.0 million, or $0.06 per fully diluted share, which are reflected in the continuing operations results. The resulting effective income tax rate for continuing operations was 43.3% compared to 37.7% in the prior year. The tax on repatriation increased Modine’s effective tax rate by approximately 8.6 percentage points. The current quarter was also impacted by the ongoing increases in commodity prices, primarily copper, aluminum, steel, resins, and natural gas. Modine estimates that commodity prices had a negative impact of $4.2 million, reflecting the lag in passing through certain of these costs under contractual arrangements with its customers. In addition, fiscal 2005 third quarter pretax earnings from continuing operations benefited by approximately $3.7 million from currency translation on Modine’s intra-company Korea loan and a favorable $1.2 million warranty accrual adjustment.
Fiscal 2006 third quarter revenues from continuing operations increased nearly 10% to $411.0 million from $375.0 million, the 14th consecutive quarter of year-over-year sales growth. Modine’s revenue growth was driven by the acquisitions of Transpro’s heavy-duty OE business and Airedale International Air Conditioning, plus the new engine-related business in Europe. Excluding acquisitions, the year-over-year revenue was approximately flat.
“While we were able to continue generating revenue growth, this was offset by ongoing weakness in the Electronics business and lower automotive build rates,” said David Rayburn, Modine’s President and Chief Executive Officer. “Additionally, earnings were impacted by a strengthening in the U.S. dollar, employee benefit expenses, rising raw material costs and the impact of the cash repatriation from Europe.”
For the third quarter of fiscal 2006, operating cash flow was $47.6 million. For the first nine months of fiscal 2006, operating cash flow was $97.5 million, a 10.0% increase over the same period one year ago. The return from continuing operations on average capital employed (ROACE) for the twelve month period ending December 26, 2005 increased to 9.8% from 9.2% in fiscal 2005. The improvement in Modine’s asset turnover was partially offset by a decline in margins. Modine’s stated ROACE target is 11-12% through a cycle.
“We continue to operate in a very difficult economic environment, but we are pleased with the overall accretive impact of our recent acquisitions of Airedale International Air Conditioning and Transpro’s heavy-duty OE business,” Rayburn said. “They have contributed from both a financial and strategic standpoint. Our acquisition in Korea has been challenging in the short-term, but we remain confident in the long-term prospects given recent new business awarded in their non-traditional powertrain and engine cooling segments.”
Year-to-date fiscal 2006 sales from continuing operations rose nearly 25% to $1,212.0 million compared with $973.0 million last year. Excluding acquisitions, the year-over-year revenue increase was approximately 6.9%. Net earnings from continuing operations of $48.1 million, or $1.39 per fully diluted share, was comparable in amount to $47.8 million, or $1.39 per fully diluted share, reported last year. Including discontinued operations, the year-to-date net loss was $(5.1) million, or $(0.15) per fully diluted share, compared to net earnings of $46.8 million, or $1.36 per fully diluted share, in the prior year period. These results include a non-cash charge to discontinued operations to reflect the difference between the value that Modine shareholders received in Proliance International, Inc., a function of the price of Transpro, Inc. at the time of the closing and the asset carrying value of Modine’s Aftermarket business.

Segment Data & Performance
Effective with the second quarter of fiscal 2006, Modine has introduced expanded operating segments resulting in five reportable segments, instead of three, as a result of acquisition and divestiture activities and management structure changes in fiscal 2005 and the first nine months of fiscal 2006. Modine believes the expanded reporting segment structure reinforces the benefits of market, customer and geographic diversification and product breadth around its core business and technology platform in thermal management.

Original Equipment - Americas (Automotive, Truck and Heavy-Duty)
Third quarter sales for the Original Equipment - Americas segment increased 10% to $161.6 million from $146.4 million one year ago, driven by the addition of Transpro’s heavy-duty OE business acquired in March 2005. Operating income declined 20.2% to $16.2 million versus $20.3 million one year ago. The North American Automotive and Heavy Duty & Industrial businesses both reported significant declines in income from operations. The Automotive business attributed the results to lower production volumes by its OE customers. The Heavy Duty & Industrial business was impacted by the continued increase in copper prices and launch issues on its new line of aluminum radiators.

Original Equipment - Asia
Third quarter sales for the Original Equipment - Asia segment were $47.9 million versus $52.4 million a year ago. The business reported a $0.8 million operating profit versus $1.8 million in the prior year. Foreign currency exchanges rates had a positive $2.9 million impact on revenue. This was offset by lower commercial vehicle build rates in Korea.

Original Equipment - Europe (Automotive and Heavy-Duty)
Sales for the Original Equipment - Europe segment in the third quarter increased 5.2% to $140.9 million from $133.9 million one year ago, driven by the ongoing strength in the Heavy-Duty business. Foreign currency exchange rates negatively impacted revenue by $6.0 million. Operating income declined 4.7% to $20.0 million versus $21.0 million last year. The Automotive business’ operating income declined due to a change in product mix to lower margin business. This was partially offset by new engine cooling programs in the Heavy-Duty business.

Commercial HVAC&R (Heating, Ventilating, Air-Conditioning and Refrigeration)
Sales for the Commercial HVAC&R segment jumped 65.5% to $52.8 million in the third quarter and operating income rose 29.3% to $6.7 million. The results are predominately due to the acquisition of Airedale International Air Conditioning in April 2005 as well as stronger coil sales.

Other (Electronics Cooling and Fuel Cells)
Third quarter revenues from the Other segment of $9.4 million declined 10.9% versus $10.6 million one year ago. The Electronics Cooling and Fuel Cells businesses both reported lower sales and operating income during the quarter. Operating income declined by $(1.1) million to a loss of $(2.4) million versus a $(1.4) million loss in the prior year. The Electronics Cooling business has been hindered by lower sales volumes and production problems at its facility in Taiwan. Modine’s senior management team is currently engaged in a strategic review of the electronics market segment and has made a number of internal management changes during the quarter.

Balance Sheet and Cash Flow
Modine’s balance sheet continues to remain strong with excellent liquidity. Total debt-to-capital (total debt plus shareholders’ equity) increased to 22.0% at the end of the third quarter versus 16.6% one year ago, primarily due to the Company’s share repurchase program that started in May 2005 and borrowing for the Airedale acquisition. The cash balance as of December 26, 2005 was $33.1 million compared to $50.0 million one year ago and $66.5 million at the close of the prior quarter. Cash was reduced as the company paid down a net $17.3 million of debt and purchased $36.9 million in stock during the third quarter.
Through January 13, 2006, Modine had repurchased, on a cumulative basis, 2,020,600 shares of common stock for cancellation at an average price of $33.94, or a total of approximately $68.6 million. In May 2005, Modine announced a 5% Share Repurchase Program, which also included an anti-dilution repurchase provision designed to offset the potential impact of the Company's stock-based incentive compensation plans.
Total debt at the end of the third quarter was $144.0 million versus $105.6 million at the end of the prior fiscal year. Compared to $161.1 million at the end of the second quarter, total debt declined $17.1 million during the third quarter of fiscal 2006.
“Despite our cost challenges in the quarter, we were able to produce good results regarding return on capital employed and sustained the strength of our balance sheet,” said Brad Richardson, Modine Executive Vice President, Finance and Chief Financial Officer. “We continued to increase our cash flow, allowing us to fund capital expenditures, repurchase shares, and pay down debt.”

Fiscal 2006 Outlook
Modine’s CEO noted in the Company’s second quarter press release that challenging business conditions persist, particularly in the areas of OE price-down pressures, aggressive competitors, excess industry capacity, lower North American automotive build rates, a challenging electronics industry, and increasing raw material and energy costs.
“Unfortunately, many of these factors continue to persist,” said Rayburn. “In addition, several other factors have deteriorated further than our previous expectations, including lower North American automotive build rates and rapidly accelerating raw material and energy costs.”
“Given the current outlook for industry volumes and cost challenges we are taking a more cautious position on our fiscal 2006 earnings,” Rayburn said. “We now expect that earnings per share from continuing operations will be flat to slightly down compared with $1.79 from continuing operations reported in fiscal 2005.”
Rayburn noted that the current guidance includes the negative impact of $0.06 per fully diluted share in connection with the cash repatriation. Modine expects to see continued improvement in the Company’s cash flow and return on capital employed objective. In addition, Modine expects to end the year with a very strong balance sheet, allowing ample liquidity and flexibility for the new fiscal year.
“I continue to be pleased with the Company’s underlying performance in the areas that it can control,” said Rayburn. “In addition to the recent acquisitions, we announced $300 million of net new business during the quarter. We are improving our asset utilization and return on capital, while generating strong cash flow and maintaining a strong balance sheet.”

3Q Conference Call and Webcast
Modine will conduct a conference call on Thursday, January 19 at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by President and Chief Executive Officer David Rayburn and Executive Vice President, Finance and Chief Financial Officer Brad Richardson. To gain access to the conference call, U.S. and Canada participants should call 800.478.6251 and international participants should call 913.981.5558. A replay of the conference call will be available through January 31, 2006 by calling 719.457.0820 or 888.203.1112 and using pass code 1412993.
Additionally, an audio Webcast of the conference call, both live and as a replay, can be accessed by visiting the Investor Relations section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes prior to the start of the conference call.
Founded in 1916, with projected fiscal 2006 revenues from continuing operations of approximately $1.6 billion, Modine specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC (heating, ventilating, air conditioning) equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. Based in Racine, Wisconsin, the Company has more than 8,200 employees at 35 facilities in 15 countries worldwide. For information about Modine, visit www.modine.com
This news release contains statements, including information about future financial performance, accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “will,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements, because of certain risks and uncertainties, which are identified on page 36 of the Company’s 2005 Annual Report to Shareholders and other recent Company filings with the Securities and Exchange Commission. Specifically, this news release contains forward-looking statements regarding the benefits of recent acquisitions, incremental business, the share repurchase program, and continuing market strength. These forward-looking statements are particularly subject to a number of risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; and the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner. These statements are also subject to the ability of Modine, its customers and suppliers to achieve projected sales and production levels; and unanticipated product or manufacturing difficulties.

Modine does not assume any obligation to update any of these forward-looking statements.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)*
(In thousands, except per-share amounts)

Three months ended December 26,			Nine months ended December 26,
	2005	2004	2005	2004
Net sales	$411,030	$375,032	$1,212,020	$972,978
Cost of sales	330,818	294,051	971,750	765,851
Gross profit	80,212	80,981	240,270	207,127
Selling, general, & administrative expenses	57,498	49,561	164,702	131,467
Restructuring	-	109	-	1,031
Income from operations	22,714	31,311	75,568	74,629
Interest (expense)	(2,049)	(1,634)	(5,430)	(4,398)
Other income - net	2,412	4,592	5,690	7,123
Earnings from continuing operations before income taxes	23,077	34,269	75,828	77,354
Provision for income taxes	10,002	12,926	27,733	29,579
Earnings from continuing operations	13,075	21,343	48,095	47,775

Earnings from discontinued operations (net of income taxes)	-	(2,397)	457	(968)
Loss on spin off of discontinued operations	443	-	(53,625)	-
Net earnings/(loss)	$13,518	$18,946	($5,073)	$46,807

Earnings from continuing operations as a percent of net sales	3.2%	5.7%	4.0%	4.9%

Earnings per share from continuing operations:
Basic	$0.39	$0.63	$1.41	$1.40
Diluted	$0.38	$0.62	$1.39	$1.39
Net earnings/(loss) per share:
Basic	$0.40	$0.55	($0.15)	$1.38
Diluted	$0.40	$0.55	($0.15)	$1.36
Weighted average shares outstanding:
Basic	33,656	34,142	34,057	34,031
Diluted	34,140	34,550	34,517	34,410

Net cash provided by operating activities	$47,556	$56,967	$97,548	$88,643
Dividends paid per share	$0.1750	$0.1625	$0.5250	$0.4675

Comprehensive (loss)/earnings, which represent net earnings adjusted by the change in foreign-currency translation, minimum pension liability, and a cashflow hedge of a benchmark interest rate for a forecasted debt borrowing, recorded in shareholders' equity, for the periods ended December 26, 2005 and 2004, respectively, were ($122) and $42,346 for 3 months, and

($35,009) and $66,059 for 9 months.

Consolidated condensed balance sheets (unaudited)
(In thousands)
Dec. 26, 2005		March 31, 2005
Assets
Cash and cash equivalents	$33,137	$55,091
Trade receivables - net	227,987	251,734
Inventories	90,703	149,781
Other current assets	38,513	52,724
Total current assets	390,340	509,330
Property, plant, and equipment - net	454,573	496,180
Other noncurrent assets	170,179	146,645
Total assets	$1,015,092	$1,152,155
Liabilities
Debt due within one year	$113	$64,912
Accounts payable	152,946	159,876
Other current liabilities	107,277	120,306
Total current liabilities	260,336	345,094
Long-term debt	143,933	40,724
Deferred income taxes	42,328	44,072
Other noncurrent liabilities	58,501	62,485
Total liabilities	505,098	492,375
Shareholders' equity	509,994	659,780
Total liabilities & shareholders' equity	$1,015,092	$1,152,155

*Certain prior-year amounts have been reclassified in the consolidated financial statements to conform with the current year presentation. These include a reclassification of certain other income & expense items to sales,
S.G.&A. and manufacturing overhead, along with additional allocations of certain centralized services expenses from corporate and administrative expenses to the attributable individual segments and their divisions in order to more accurately reflect their operating results.

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)*
(In thousands)
Nine months ended December 26,		2005	2004

Net (loss) / earnings		($5,073)	$46,804
Adjustments to reconcile net (loss)/earnings with cash provided by operating activities:
Depreciation and amortization		53,153	50,160
Loss on spin-off of aftermarket business		53,168	-
Other - net		1,687	1,689
		102,935	98,653

Net changes in operating assets and liabilities		(5,387)	(10,010)

Cash flows provided by operating activities		97,548	88,643

Cash flows from investing activities:
Expenditures for plant, property, & equipment		(49,604)	(44,085)
Acquisitions, net of cash		(38,162)	(85,512)
Spin-off of aftermarket business (cash transferred)		(6,300)	-
Proceeds for dispositions of assets		40	1,231
Other- net		379	(1,620)
Net cash (used for) investing activities		(93,647)	(129,986)

Cash flows from financing activities:
Net increase in debt		42,700	29,705
Settlement of derivative contract		(1,794)	-
Cash proceeds from exercise of stock options		11,788	7,173
Repurchase of common stock, treasury & retirement		(61,314)	(1,015)
Cash dividends paid		(18,082)	(16,005)
Other - net		5,486	133
Net cash provided by financing activities		(21,216)	19,991

Effect of exchange rate changes on cash		(4,639)	1,586

Net (decrease) in cash and cash equivalents		(21,954)	(19,766)

Cash and cash equivalents at beginning of the period		55,091	69,758

Cash and cash equivalents at end of the period		$33,137	$49,992

Condensed segment operating results (unaudited)**
(In thousands)

Three months ended December 26,			Nine months ended December 26,
	2005	2004		2005	2004
Sales:
Original Equipment - Americas	$161,568	$146,412		$499,105	$430,790
Original Equipment - Asia	47,902	52,405		155,451	66,620
Original Equipment - Europe	140,866	133,918		409,599	372,551
Commercial HVAC&R	52,807	31,904		127,356	75,401
Other	9,399	10,551		24,388	26,983
Segment sales	412,542	375,190		1,215,899	972,345
Corporate and Administrative	819	738		2,386	3,162
Eliminations	(2,331)	(896)		(6,265)	(2,529)
Net sales	$411,030	$375,032		$1,212,020	$972,978

Operating earnings/(loss):
Original Equipment - Americas	$16,240	$20,339		$60,085	$61,305
Original Equipment - Asia	752	1,778		2,626	2,404
Original Equipment - Europe	19,995	20,990		57,964	49,086
Commercial HVAC&R	6,709	5,187		13,139	9,932
Other	(2,445)	(1,370)		(9,729)	(9,001)
Segment earnings	41,251	46,924		124,085	113,726
Corporate and Administrative Expenses	(18,592)	(15,654)		(48,629)	(39,176)
Eliminations	55	43		112	79
Other Items Not Allocated to a Segment	363	2,956		260	2,725
Earnings from continuing operations before income taxes	$23,077	$34,269		$75,828	$77,354

** Prior year segment results have been reclassified to conform to the current year presentation.
In the current year, nine months of the Korean and Chinese acquisitions results are included in Original Equipment - Asia segment and nine months of the Jackson, Mississippi acquisition results are included in the Original Equipment - Americas segment, while seven months of the Airedale acquisition results are included in the Commercial HVAC&R segment. The Korean and Chinese acquisitions were included for four and three months in the prior year, respectively, while the Jackson, and Airedale acquisitions were not included in the prior periods as they were acquired later in fiscal 2005 and fiscal 2006.

** Definition - Return from continuing operations on average capital employed (ROACE)
The sum of, earnings from continuing operations and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Management discussion concerning the use of the financial measure - Return from continuing operations on average capital employed
Return from continuing operations on average capital employed is not a measure derived under generally accepted accounting principles (GAAP) and should not be considered as a substitute for any measure derived in accordance with GAAP. Management believes that return from continuing operations on capital employed provides investors with helpful supplemental information about the Company's performance, ability to provide an acceptable return on all the capital utilized by the Company, and ability to fund growth. This measure may not be consistant with similar measures presented by other companies.

Modine Manufacturing Company
Return from continuing operations on average capital employed (unaudited)
(In thousands)
Trailing four quarters ended December 26,	2005

Earnings from continuing operations	$62,010
Plus interest expense from continuing operations net of tax benefit at total company effective tax rate	4,733
Net return	$66,743

Divided by:
Average capital (debt + equity, last five quarter ends / divided by 5)	$678,462

Return from continuing operations on average capital employed	9.8%

Interest expense from continuing operations	$7,361
Total company effective tax rate	35.7%
Tax benefit	2,628
Interest expense, net of tax benefit	$4,733